EXHIBIT 10.64
EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT
THIS Executive Supplemental Compensation Agreement (hereafter "Agreement") is made and entered into effective as of February 27, 2014 by and between COLUMBIA STATE BANK (hereinafter "Bank" or "Employer"), a bank organized and existing under the laws of the state of Washington, and ERIC J. EID an individual residing in the State of Washington (hereinafter "Executive").
RECITALS
WHEREAS, the Executive's experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are extremely valuable and that the assurance of the Executive's continued employment is desired for aiding in the future growth and profits of the Bank, and whereas it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive remains in the Bank's employment during the Executive's lifetime or until the age of retirement;
WHEREAS, the Executive is willing to be employed by the Bank provided the Bank agrees to pay certain benefits in accordance with the terms and conditions hereinafter set forth;
WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive;
WHEREAS, it is the intent of the parties hereto that this agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");
WHEREAS, the Executive is fully advised of the Bank's financial status;
NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:
AGREEMENT
1.0    Terms and Definitions.
For the purposes of this Agreement, the following terms shall have the meanings indicated below, unless the context clearly indicates otherwise. In the event any provision of this Agreement is ambiguous, then it shall be interpreted in a manner that is consistent with Internal
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Revenue Code Section 409A. Subject to the forgoing, the terms below shall be defined as follows:
1.1    Administrator. The Employer shall be the "Administrator" and, solely for the purposes of ERISA, the "fiduciary" of this Agreement where a fiduciary is required by ERISA.
1.2    Beneficiary(ies). The individual(s) or entities designated to receive any Executive Benefit due or outstanding to the Executive upon the death of the Executive. The Beneficiary(ies) shall be designated in accordance with the provisions of Section 8.0 (and the subsequent subparagraphs).
1.3    Change in Control. For the purpose of this Agreement, a Change in Control shall include any of the following (and for the purposes of this provision, the term "corporation" shall mean "the Bank" as defined above):
A.    Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in Code Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.
B.    Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:
(i)The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or
(ii)The date a majority of members of the corporation's board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors before the date of the appointment or election.
C.    Change in the Ownership of a Substantial Portion of a Corporation's Assets. A change in the ownership of a substantial portion of a corporation's assets shall be deemed to occur on the date that any one
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person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.
In addition, to constitute a change in control event with respect to the Executive, the change in control event must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) The corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.
1.4    Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").
1.5    Disability/Disabled. For the purposes of this Agreement, Executive will be considered Disabled if it is determined, in a manner consistent with Code Section 409A, that:
A.The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
B.The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employee's employer.
In the event a disability policy has been purchased by Employer for Executive, then the individual or entity responsible for determining such disability thereunder shall determine Executive's Disability under this Agreement (using the forgoing Disability definition). In the
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event no such disability policy exists, then the Plan Administrator shall make a good faith determination of Disability in a manner which is consistent with Code Section 409A.
1.6    Effective Date. The term "Effective Date" shall mean the date identified as such in the opening paragraph of this Agreement.
1.7    ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.8    Executive Benefit. The term "Executive Benefit" shall mean the benefit amounts determined pursuant to Sections 3 through 5 (including sub-paragraphs, as applicable), reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; or (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g. FICA, FUTA, SDI).
1.9    Involuntary Termination/ Involuntary Separation From Service. In accordance with Code Section 409A, the terms "Involuntary Termination" or "Involuntary Separation From Service" shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Bank to terminate the Executive's services, other than due to the Executive's implicit or explicit request, where the Executive was willing and able to continue performing services (and not as the result of a Disability or a Termination For Cause).
1.10    Remains Employed. The term "Remains Employed" shall mean that Executive has not experienced a Separation From Service with Employer.
1.11    Service Period. For the purposes of this Agreement, the term "Service Period" shall refer to the period of time between the effective date of this Agreement and February 27, 2024 during which time Executive must Remain Employed in order to receive the Executive Benefit specified in Paragraph 3.1. The Service Period shall expire on February 28, 2024.
1.12    Service Ratio. For the purposes of this Agreement, the "Service Ratio" shall be a fraction, the numerator of which shall be the number of full months the Executive has been employed by the Bank since the Effective Date of this Agreement, and the denominator of which shall be one hundred twenty (120).
1.13    Specified Employee. In accordance with Code Section 409A, the term "Specified Employee" means an employee who, as of the date of his Separation from Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a
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specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.
1.14    Termination For Cause. For the purpose of this Agreement, a "Termination For Cause" shall be defined as it is in any existing Employment Agreement between the parties. In the event no such Employment Agreement exists, then a "Termination For Cause" shall be defined as a Termination because of any of the following:
A.Willful misfeasance or gross negligence;
B.Conduct demonstrably and significantly harmful to Employer or a financial institution subsidiary; or
C.Conviction of a felony.
1.15    Termination For Good Reason. A termination shall be deemed to be for Good Reason if after a Change of Control, Executive Separates From Service on or after the occurrence of any of the below events, and such events occur without the Executive's consent:
A.A material diminution in the Executive's base compensation;
B.A material diminution in the Executive's authority, duties, or responsibilities;
C.A material change in the geographic location at which Employee must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement;
In the event of any of the forgoing circumstances, Executive shall provide notice to Employer of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which Employer must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days, and Executive Voluntarily Terminates his employment within the two (2) year period following the initial occurrence of one or more of these conditions, then such Separation From Service shall be deemed to have been "For Good Reason".
1.16    Termination of Employment and Separation From Service. The term "Termination of Employment" (or "Terminate" or "Terminates") as used in this Agreement shall be used interchangeably with the term "Separation From Service", and shall be interpreted in
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accordance with the provisions of Code Section 409A and any related notices, guidance or regulations. Whether a Separation From Service (or a Termination of Employment) has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while the participant is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract.
1.17    Voluntary Termination. The term "Voluntary Termination" shall mean a Separation From Service elected by the Executive.
2.0    Scope, Purpose and Effect.
2.1    Contract of Employment. Although this Agreement is intended to provide the Executive with additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer, nor shall any provision of the Agreement be applied to restrict or expand the right of Employer to terminate the Executive's employment with or without cause. This Agreement shall have no impact or effect upon any separate written employment agreement which the Executive may have with the Employer, it being the parties' intention and agreement that unless this Agreement is specifically referenced in such employment agreement, then this Agreement (and the Employer's obligations hereunder) shall stand separate and apart and shall have no effect on, or be affected by, the terms and provisions of any employment agreement. Unless stated otherwise, events of Termination of Employment shall be characterized, for purposes of interpreting this Agreement, in accord with the definitions herein.
2.2    Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.
3.0    Supplemental Compensation Benefit.
3.1    In the Event Executive Remains Employed by the Bank Throughout the Service Period. In the event that the Executive Remains Employed throughout the Service Period, then he shall be entitled to receive an annual Executive Benefit of Twenty Five Thousand Dollars ($25,000) for a period of Ten (10) years. Such annual Executive Benefit shall be paid by
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the Employer in twelve (12) substantially equal monthly installments, commencing on the first day of the first month immediately following the expiration of the Service Period, and continuing for a period of one hundred twenty (120) months thereafter.
4.0    Effect of Death, Disability or Separation From Service Prior to the Expiration of the Service Period.
In the event that the Executive Separates From Service, becomes Disabled or dies prior to the expiration of the Service Period, then he (or his designated Beneficiary[ies]) shall be entitled to receive one of the following benefit amounts, depending on the circumstances:
4.1    Involuntary Termination. In the event Executive is Involuntarily Terminated by the Bank prior to the expiration of the Service Period, then Executive shall receive an annual amount equal to the Service Ratio multiplied by the annual Executive Benefit amount specified in Paragraph 3.1. This annual Executive Benefit shall be paid by the Employer in twelve (12) substantially equal monthly installments, commencing on the first day of the first month following the expiration of the Service Period, and continuing for a period of one hundred twenty (120) months thereafter.
4.2    Disability. In the event Executive becomes Disabled prior to the expiration of the Service Period, then all vesting requirements regarding Executive Remaining Employed throughout the Service Period shall be waived and Executive shall become immediately vested in the full benefit identified in Paragraph 3.1. The net present value of the forgoing amount shall be paid in one (1) lump sum on the first day of the first month following Disability. Furthermore, the net present value calculation shall assume one hundred twenty (120) substantially equal monthly installment payments commencing on the first day of the first month following Disability, and shall be discounted utilizing the "applicable interest rate" specified by Code Section 417(e)(3)(C) as of the date of Executive's Disability.
4.3    Involuntary Termination or Termination for Good Reason Following a Change in Control. In the event Executive is Involuntarily Terminated or Terminates For Good Reason Following a Change in Control and prior to the expiration of the Service Period, then Executive shall receive an annual amount equal to the following, depending on the date of such Separation From Service:
A.In the event Executive's Separation From Service pursuant to this Paragraph 4.3 occurs on or before February 27, 2019, then Executive shall be entitled to receive an annual amount equal to one half (1/2) the annual Executive Benefit specified in Paragraph 3.1.
B.In the event Executive's Separation From Service pursuant to this Paragraph 4.3 occurs on or after February 28, 2019 but before the expiration of the Service Period, then Executive shall be entitled to receive
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an annual amount equal to the Executive Benefit specified in Paragraph 3.1.
The forgoing annual Executive Benefit shall be paid by the Employer in twelve (12) substantially equal monthly installments, commencing on the first day of the first month following the expiration of the Service Period, and continuing for a period of one hundred twenty (120) months thereafter.
4.4    Termination for Cause or Voluntary Termination. In the event Executive Voluntarily Terminates or is Terminated for Cause by the Bank at any time prior to the expiration of the Service Period, then he shall forfeit any claim to benefits under this Agreement, and neither Executive nor his Beneficiary(ies) shall be entitled to receive any benefit pursuant to the terms of this Agreement.
4.5    Death. In the event of Executive's death prior to the expiration of the Service Period and prior to Executive's Disability or Separation From Service with Employer, then Executive's designated Beneficiary(ies) shall receive an annual amount equal to the Service Ratio multiplied by the annual Executive Benefit amount specified in Paragraph 3.1. This annual Executive Benefit shall be paid by the Employer in twelve (12) substantially equal monthly installments, commencing within forty-five (45) days of Executive's death and continuing for a period of one hundred twenty (120) months thereafter. The designated Beneficiary(ies) is not permitted, directly or indirectly, to designate the taxable year of any payment hereunder.
5.0    Death After Becoming Entitled to Receive Payment, but Prior to Receiving Any or All Such Payments.
In the event Executive should die after becoming entitled to the benefits specified under the provisions of Paragraphs 3.1 or Section 4 herein (including subparagraphs), but prior to receiving any or all such payments, then Executive's designated Beneficiary(ies) shall receive the remainder of such payments, in the same amount and on the same schedule as Executive would have received such payment, had he survived.
6.0    Intent to Comply With Code Section 409A.
It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, Code Section 409A. Thus, for any benefits payable pursuant to this Agreement and as a result of a Separation from Service (if such payout trigger exists in this Agreement), if the Executive is a Specified Employee, as defined herein and/or by the Internal Revenue Service, and the Employer is publicly traded at the time of Separation from Service (as defined by Code Section 409A), any such benefit payment described hereinabove shall be withheld for six (6) months following such Separation From Service in order to comply with Code Section 409A, when applicable. In addition, for any individual affected by this six (6) month delay in payment imposed by Code Section 409A, and when applicable, the aggregate
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amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of Separation From Service. Monthly installment payments shall continue thereafter as called for.
7.0    Non-Competition and Non-Solicitation/Non-Interference; Forfeiture in the Event of Breach; Mandatory Arbitration. Executive Benefits due pursuant to the provisions of Paragraphs 3.1, 4.1 and 4.2 shall be subject to the following non-competition and non-solicitation provisions; however, the following restrictions shall not apply to Executive Benefit amounts due pursuant to the provisions of Paragraph 4.3.
7.1    Non-Competition and Non-Solicitation. For Executive Benefits due pursuant to the provisions of Paragraphs 3.1, 4.1 and 4.2, and notwithstanding any contrary provisions of this Agreement, then in the event any of the following events occur, whether before or after Executive begins to receive benefits under this Agreement, Executive's right to receive such benefits, and the Bank's obligation to provide such benefits, shall immediately terminate: During Executive's employment, or for one (1) year after Executive's Termination of Employment, Executive is employed by, performs services for, or engages in any Competitive Activity or Solicitation Activity on behalf of a Conflicting Organization in the Bank's Market Area.
For the purposes of this Agreement, "Competitive Activity" means that Executive acts directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than two percent (2%) of the outstanding shares of a publicly-traded company), member, officer, director, co-partner, advisor, or in any other individual or representative capacity, on behalf of a Conflicting Organization. In addition, the term "Conflicting Organization" is defined as any person, entity, or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of the Bank in the Bank's Market Area, including without limitation any bank or financial institution (including without limitation any trust company, finance company, or leasing company) in the Bank's Market Area. For the purposes of this Agreement, the "Bank's Market Area" is defined as including the following locations, either during Executive's employment or at the time of Executive's Termination of Employment: (a) any counties in the States of Washington and Oregon in which the Bank (or any Bank subsidiary, affiliate, related business entity, successor, or assign) maintains a branch or other office, and all counties bordering on any such county, or (b) any counties in other States in which the Bank (or any Bank subsidiary, affiliate, related business entity, successor, or assign) maintains a branch or other office, and all counties bordering on any such county, or (c) any other county in which Employer has bona fide documented plans to establish a branch or office, as demonstrated by minutes of board of director meetings, regulatory correspondence, or other written communications with third parties (including legal or financial advisers) with respect to such geographic expansion, and of which Executive is aware due to his employment with Employer.
Executive acknowledges that Employer currently has operations in various counties within the states of Washington and Oregon, that Employer plans to continue to expand its operations and presence within these states and other states, and that as a member of Employer's
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senior management, Executive's services are integral to these operations and expansion plans.
For the purposes of this Agreement, "Solicitation Activity" means that Executive shall not solicit, directly or indirectly, on behalf of a Conflicting Organization in the Bank's Market Area, any customer, client, or employee of the Bank, including without limitation, soliciting or attempting to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any client or customer of the Bank to terminate or change the client or customer's relationship with the Bank, including without limitation, transferring the client or customer's business to a Conflicting Organization in the Bank's Market Area; or soliciting or attempting to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any employee, current or future, of the Bank, to leave employment with the Bank in order to participate, as an employee or otherwise, in any manner in Competitive Activity for a Conflicting Organization in the Bank's Market Area; or to hire or cause to be hired or assist in the hiring of the Bank's current or future employees by a Conflicting Organization in the Bank's Market Area; or provide information to any third party to suggest, encourage, aid or facilitate such solicitation, inducement, recruitment or hiring.
Solicitation prohibited under this Paragraph includes solicitation by any means, including, without limitation, meetings, phone calls, letters or other mailings, and electronic and internet communications of any kind, or any other type of conduct intended or reasonably calculated to induce or urge a client, customer, or employee to discontinue, in whole or in part, its employment or business relationship with the Bank.
7.2    Injunctive Relief. Executive acknowledges and agrees that the Bank has a legitimate business interest in enforcement of the restrictions in this Section 7.0 , including without limitation, the Bank's need to protect the goodwill of the Bank's business, its client relationships, the stability of its workforce, and other such legitimate business interests. In the event that Executive breaches or threatens to breach, or reasonably believes that Executive is about to breach the obligations of this Section 7.0, Executive acknowledges and agrees that the Bank shall be entitled to obtain injunctive relief in state or federal court, in addition to, and not in lieu of, any other legal or equitable rights and remedies available to the Bank. Executive acknowledges and agrees that the Bank will suffer immediate and irreparable harm from such breach or threatened breach and that money damages will not be adequate to compensate the Bank or to protect and preserve the status quo.
7.3    Enforceability. If an arbitrator or a court of competent jurisdiction shall find any provision of this Agreement illegal or unenforceable, the arbitrator or court may reform such provision to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable, and so as to permit maximum restrictions that are legal and enforceable to be applied to the Executive's ability to compete with the Bank. If an arbitrator or court declines to amend any such provision as provided herein, the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been
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included in this Agreement.
8.0    Beneficiary Designation.
8.1    Beneficiary Designation. Executive shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution to the Executive of the benefits due under this Agreement. Each Beneficiary designation shall be in a written form and will be effective only when filed with the Bank during the Executive's lifetime.
In addition to the forgoing, a divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.
8.2    Amendments to Beneficiary Designation. Any Beneficiary Designation may be changed by the Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Bank. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If an Executive's compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.
8.3    No Beneficiary Designation. In the absence of an effective beneficiary designation, or if all stated Beneficiaries predecease the Executive or die prior to complete distribution of the Executive's Benefit, then the Executive's designated Beneficiary shall be deemed to be the Executive's estate.
8.4    Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Bank shall have the right to withhold such payments until this matter is resolved.
8.5    Effect of Payment to the Beneficiary. The payment to the deemed Beneficiary shall fully and completely discharge the Bank from all further obligations under this Agreement.
9.0    IRS Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax
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imposed by Section 4999 of the Code. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then the Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.
10.0    Right To Determine Funding Methods. The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Section 11.0 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer's obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer's acquisition of any policy of insurance or annuity.
11.0    Status as an Unsecured General Creditor. Except as provided below in this Paragraph, Executive agrees that: (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Employer's assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer's assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer's obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.
Notwithstanding provisions (i) through (v) above, the Employer and Executive acknowledge and agree that, in the event that the Employer signs a definitive agreement calling for a transaction that would result in a change in control, upon request of the Executive, or in the Employer's discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the change in control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and
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conditions as the Employer, in its sole discretion, deems appropriate, in compliance with applicable provisions of the Code, and, pursuant to the Trusts, the Employer shall promptly make contributions and/or transfer assets to the Trusts which facilitate and are appropriate to the discharge of the Trusts' obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used for discharge of the Employer's obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer's general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.
12.0    Opportunity To Consult With Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described herein. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.
13.0    Claims Procedure.
13.1    Named Fiduciary and Plan Administrator. The "Named Fiduciary and Plan Administrator" of this plan shall be the Bank until its removal by the board of directors. As Named Fiduciary and Administrator, the Bank shall be responsible for the management, control and administration of the Executive Supplemental Compensation Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.
13.2    Claims Procedure. In the event a dispute arises over the benefits under this executive plan and benefits are not paid to the Executive (or to the Executive's Beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must he made to the Named Fiduciary and Plan Administrator named above in accordance with the following procedures:
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A.    Written Claim. The claimant may file a written request for such benefit to the Plan Administrator.
B.    Claim Decision. Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(i)The specific reasons for the denial;
(ii)The specific reference to pertinent provisions of the Agreement on which the denial is based;
(iii)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv)Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(v)A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
C.    Request for Review. Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.
The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

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D.    Decision on Review. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.
In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(i)The specific reasons for the denial;
(ii)A reference to the specific provisions of the Agreement on which the denial is based;
(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and
(iv)A statement of the claimant's right to bring a civil action under ERISA Section 502(a).
13.3    Notice. Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.
If to the Employer:
Columbia State Bank
1301 A Street
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Tacoma, WA 98402
Attention Corporate Secretary/Cathleen Dent
If to the Executive:
13.4    Arbitration of Disputes. Other than as addressed in Section 7.0, all unresolved claims, disputes and other matters in question arising out of or relating to this Plan or the breach or interpretation thereof, (including the scope of this mandatory arbitration provision), other than those matters which are to be determined by Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a single arbitrator to be selected by the parties (unless prohibited by ERISA). Notice of the demand for arbitration shall be in writing and served on the other party to this Plan. Within ten (10) days after notice by one party to the other of its demand for arbitration, the parties shall confer as to the selection of an arbitrator. The arbitration shall be subject to the rules of procedure established by the Employment Arbitration Rules of the American Arbitration Association ("AAA"), and shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties. The arbitrator shall apply Washington law, without regard to its choice of law principles. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award, order or judgment pursuant to the arbitration shall be final and binding upon the parties and their successors and assigns, and may be entered and enforced in any court of competent jurisdiction. The requirements of this Section 13.0 do not prohibit the filing of a court action by either party for temporary equitable relief in aid of arbitration. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts of Washington in any legal suit, action or proceeding for purposes of (a) enforcing this arbitration provision, (b) entering and enforcing any award, order, or judgment pursuant to this arbitration provision, and (c) any legal suit, action or proceeding to obtain temporary equitable relief as set forth above.
13.5    Attorneys' Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, to the extent permitted by law (a) each party shall pay his own attorneys' arbitration and legal fees incurred pursuant to this Agreement; and (b) if Executive prevails, he shall be entitled to recover from the other party reasonable expenses, attorneys' fees and costs incurred in the enforcement or collection of any judgment or award rendered. The term "prevails" applies if the arbitrator(s) or court finds that Executive is entitled to contested money payments from the other, but does not necessarily imply a judgment rendered in favor of Executive.
13.6    Confidential/Non-Disclosure Clause. Unless disclosure is otherwise required by legal or regulatory requirements, Executive shall keep the existence of this Agreement and all terms hereof (including, without limitation, the amount of any benefits received hereunder) strictly confidential. Executive shall keep this Agreement in a secure, private location and shall
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use his best efforts to prevent this Agreement from being seen by others, including, without limitation, co-workers.
14.0 Miscellaneous.
14.1    Assignment. The Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.
14.2    Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.
14.3    Non-waiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.
14.4    Partial Invalidity/Severability. If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, illegal, void, or unenforceable, then such term, provision, covenant, or condition shall be deemed ineffective and unenforceable and shall be deemed separable from the remaining provisions of this Agreement. Further, such determination shall not render any other term, provision, covenant or condition invalid, illegal, void or unenforceable, and the remaining terms, provisions, covenants, and conditions of the Agreement shall remain in full force and effect notwithstanding such partial invalidity.
14.5    Entire Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. Executive and the Employer understand, acknowledge and agree that Executive and the Employer have entered into other agreements that contain either change-in-control terms or restrictive covenants, including without limitation the Change in Control Agreement (and any amendments or restatements thereto). The parties understand, acknowledge and agree that the
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terms of this Agreement are not intended by Executive or the Employer, and shall not be interpreted by any party, court or arbitrator, to supersede, modify, amend, change, negate, cancel or render null or void any other change-in-control terms or restrictive covenants between the parties contained in any such other agreements (or any amendments or restatements thereof).
14.6    Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.
14.7    Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.
14.8    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.
14.9    Governing Law. The laws of the State of Washington, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.
14.10    Gender. Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.
14.11    Effect on Other Bank Benefit Plans. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.
14.12    12 U.S.C. § 1828(k). Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon his compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS RECEIVED AND READ OR HAS HAD THE OPPORTUNITY TO READ THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE AGREEMENT TO ARBITRATION OF DISPUTES UNDER PARAGRAPH 13.4. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS
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THAT THIS AGREEMENT TO ARBITRATION OF DISPUTES REQUIRES THAT DISPUTES THAT INVOLVE THE MATTERS SUBJECT TO THE AGREEMENT BE SUBMITTED TO MEDIATION OR ARBITRATION PURSUANT TO THE ARBITRATION AGREEMENT RATHER THAN TO A JUDGE AND JURY IN COURT.
COLUMBIA STATE BANK

By: /s/ MELANIE DRESSEL	Date:	8/11/2014
Authorized Executive/ Title

/s/ ERIC EID		8/27/2014
Executive- Signature and Date		Print Name

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